Exhibit (a)(5)(v)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell Securities (as defined below). The U.S. Offer (as defined below) is made solely by the U.S. Offer to Purchase, dated May 14, 2007, and the related ADS Letter of Transmittal and any amendments or supplements thereto, and is not being made to holders of Securities in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. If Purchaser (as defined below) becomes aware of any jurisdiction in which the making of the U.S. Offer or the tender of Securities in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If after such good faith effort, Purchaser cannot comply with any such law, the U.S. Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Securities in such jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Purchaser by Credit Suisse Securities (USA) LLC or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
Notice of U.S. Offer to Purchase for Cash
An Aggregate of 127,950,001 Series B Shares,
including American Depositary Shares (each ADS representing ten Series B Shares)
of
Grupo Aeroportuario del Sureste, S.A.B. de C.V.
(Southeast Airport Group)
at the U.S. Dollar Equivalent of
Mexican Pesos 56.00 Per Series B Share
and
Mexican Pesos 560.00 Per American Depositary Share
by
Agrupación Aeroportuaria Internacional II, S.A. de C.V.
     Agrupación Aeroportuaria Internacional II, S.A. de C.V. (“Purchaser”), a sociedad anónima de capital variable organized and existing under the laws of the United Mexican States (“Mexico”) and a subsidiary of Agrupación Aeroportuaria Internacional I, S.A. de C.V., a sociedad anónima de capital variable organized and existing under the laws of Mexico (“AAI-1”), which was formed by Mr. Fernando Chico Pardo (“Mr. Chico”), an individual and citizen of Mexico, is offering in the United States (the “U.S. Offer”) to purchase for cash, together with a parallel offer taking place in Mexico (described below), an aggregate of 127,950,001 of the outstanding series B shares (the “Series B Shares”), including by purchase of American Depositary Shares, each representing 10 Series B Shares (“ADSs”, and collectively with the Series B Shares, the “Securities”), of Grupo Aeroportuario del Sureste, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing under the laws of Mexico (“Asur”).
THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:30 A.M., NEW YORK CITY TIME (8:30 A.M., MEXICO CITY TIME) ON JUNE 12, 2007 UNLESS THE U.S. OFFER IS EXTENDED.

     Purchaser will not be required to accept any Securities for payment, or pay for any Securities, that have been tendered pursuant to the U.S. Offer, if any of the conditions to the U.S. Offer shall have occurred and be continuing (and shall not have been waived) as of the expiration of the U.S. Offer (such date and time, the “Expiration Date”), including, but not limited to, the following: (i) AAI-1 shall have failed to receive proceeds under the debt financing contemplated by its binding debt commitment from a bank syndicate arranged by Citigroup Global Markets Inc. that, in addition to pre-equity capital to be provided to AAI-1 by Mr. Chico, is sufficient to provide the cash consideration for the Offers; (ii) Purchaser shall not have received in the Offers valid and not withdrawn tenders for Series B Shares (including the Series B Shares underlying the ADSs), in the aggregate, at least equal to 127,950,001 Series B Shares (including Series B Shares underlying the ADSs); or (iii) Asur or Purchaser shall not have obtained any waiver, consent, extension, approval, action or non-action from any governmental, public, judicial, legislative or regulatory authority or agency or other party which is necessary to consummate the Offers and the other transactions contemplated by Purchaser, AAI-1 and Mr. Chico.
     Simultaneously with the U.S. Offer, Purchaser is offering in Mexico (the “Mexican Offer”, and collectively with the U.S. Offer, the “Offers”), to purchase for cash 127,950,001 of the outstanding Series B Shares of Asur for the same price and on substantially the same terms as the Securities in the U.S. Offer. In the aggregate, Purchaser is offering to purchase no more than 127,950,001 Series B Shares (including by purchase of ADSs, each ADS representing 10 Series B Shares) in the Offers. If valid tenders of Securities are received in the Offers exceeding 127,950,001 of the Series B Shares (including Series B Shares underlying the ADSs), proration rules will apply in the Offers as set forth in the U.S. Offer to Purchase. Mr. Chico (through Series B Shares and ADSs) directly owns 7,500,010 Series B Shares, representing approximately 2.9% of the outstanding Series B Shares (including Series B Shares underlying the ADSs) of Asur, or 2.5% of Asur’s total outstanding capital stock, which he intends to tender, subject to the proration rules described in the U.S. Offer to Purchase, into the Offers. Mr. Chico also has the ability to control Asur through his indirect ownership of Asur’s securities. The purpose of the Offers is for Mr. Chico to increase and consolidate his direct holdings of Asur in a tax efficient way, while maintaining a public market for the Securities.
     In the U.S. Offer, Purchaser is offering to purchase an aggregate of 127,950,001 of the outstanding Series B Shares, including by purchase of ADSs (each ADS representing 10 Series B Shares), at the U.S. dollar equivalent of Ps. 560.00 per ADS held by all ADS holders and at the U.S. dollar equivalent of Ps. 56.00 per Series B Share for Series B Shares held by persons who are non-Mexican resident holders, in each case in cash, less any withholding taxes and without interest thereon. The cash consideration for the Securities accepted for payment pursuant to the U.S. Offer will be converted by the Purchaser, through a conversion agent, from Mexican pesos into U.S. dollars at the U.S. dollar/Mexican peso “ask” rate plus a 0.0050 spread (the “Spread”) published by WMR/Bloomberg, function <WMCO>, at 11:00 a.m. New York City time two days prior to the settlement date of the U.S. Offer and such U.S. dollars delivered to the U.S. Receiving Agent. The U.S. Receiving Agent will remit the U.S. dollar purchase price to holders of Securities who tendered into the U.S. Offer. The participants in the U.S. Offer will bear all exchange rate risks, costs and a conversion fee equivalent to the Spread. We reserve the right to adjust the amount paid for the Securities tendered in the U.S. Offer for any dividends paid or having a record date during the duration of the U.S. Offer, in which event the U.S. Offer will be extended as required by applicable laws and regulations. Purchaser reserves the right to extend the time for which the U.S. Offer will remain open for any such adjustment.
     The Mexican Offer is open to all holders of Series B Shares, including those held by U.S. resident holders. Any holder who is not a Mexican resident can tender their Series B Shares in either the U.S. Offer or the Mexican Offer but not both. Mexican resident holders can only tender their Series B Shares into the

Mexican Offer. The purchase price for the Series B Shares tendered in the Mexican Offer will be paid in Mexican pesos.
     To tender ADSs pursuant to the Mexican Offer, a holder of ADSs may contact The Bank of New York, as Depositary, to surrender their ADSs for delivery of Series B Shares and tender such Series B Shares in the Mexican Offer. However, such holder will have to pay a fee of up to $0.05 for each ADS surrendered. If a holder chooses to surrender its ADSs for delivery of Series B Shares and tender such Series B Shares into the Mexican Offer the holder will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers, if the holder then wishes to convert its Mexican pesos to U.S. dollars.
     To tender ADSs pursuant to the U.S. Offer, a properly completed and duly executed ADS Letter of Transmittal (or facsimile thereof with original signatures) together with the American Depositary Receipts (“ADRs”) for the ADSs to be tendered and all other documents required by the ADS Letter of Transmittal must be received by the U.S. Receiving Agent by the Expiration Date or if ADSs are held in book-entry form, the ADSs must be delivered by the holder thereof to the U.S. Receiving Agent pursuant to the procedures for book-entry transfer described in the U.S. Offer to Purchase, and a confirmation of such delivery as well as a properly completed and duly executed ADS Letter of Transmittal (or a facsimile thereof with original signatures) or an Agent’s Message (as defined below) must also be received by the U.S. Receiving Agent by the Expiration Date. Alternatively, a holder may be able to use a Notice of Guaranteed Delivery and the guaranteed delivery procedure described in the U.S. Offer to Purchase. The term “Agent’s Message” means a message, transmitted by The Depository Trust Company (“DTC”) to, and received by, the U.S. Receiving Agent and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgment from the participant tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that Purchaser may enforce such agreement against such participant.
     If a holder wishes to tender its Series B Shares in the U.S. Offer in accordance with its terms, it must do so by book-entry transfer as described in the U.S. Offer to Purchase. If such holder holds Series B Shares in certificated form it should promptly contact a broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores, commonly known as “Indeval”, a privately-owned central securities depositary that acts as clearing house, depositary, custodian, settlement, transfer and registration institution for the Bolsa Mexicana de Valores, S.A. de C.V. (the Mexican Stock Exchange), and arrange for the holding by such nominee of the Series B Shares on behalf of the holder in book-entry form. In order for a book-entry transfer to constitute a valid tender of such holder’s Series B Shares in the U.S. Offer, the Series B Shares must be tendered by a nominee who is an Indeval participant into the Indeval account of BBVA Bancomer, S.A. for the account of the U.S. Receiving Agent. The U.S. Receiving Agent must receive a properly completed and duly executed Share Form of Acceptance from the Indeval participant who tendered the holder’s Series B Shares into its account accepting the U.S. Offer prior to the Expiration Date.
     For purposes of the U.S. Offer, Purchaser will be deemed to have accepted for payment tendered Securities when and if it gives written notice to the U.S. Receiving Agent of its acceptance of the tenders of such Securities. Payment for Securities tendered and accepted for payment pursuant to the U.S. Offer will be made by deposit of the purchase price with the U.S. Receiving Agent, which will act as the holder’s agent for the purpose of receiving payments from Purchaser and transmitting such payments to such holder. Payment for ADSs tendered by book-entry transfer will be made by crediting the account of the nominee holding the ADSs on behalf of the beneficial holder of such ADSs with DTC. Payment for certificated ADSs and Series B Shares will be made by check to the tendering ADS holder and, in the case of the Series

B Shares, to the Indeval participant. In all cases, payment for Securities accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Receiving Agent of all the documents required to effect a tender, duly signed and executed by the holder or its nominee.
     If the number of Securities validly tendered and not withdrawn in the Offers by the Expiration Date exceeds 127,950,001 of the Series B Shares (including Series B Shares underlying the ADSs), then proration rules will apply in determining the number of Securities that will be accepted for purchase from each holder of Securities tendering in the Offers. Purchaser will, subject to the terms and conditions of the Offers, purchase the Securities on a pro rata basis so that, in the aggregate, Purchaser will purchase only 127,950,001 of the Series B Shares (including Series B Shares underlying the ADSs). Purchaser and the U.S. Receiving Agent will make adjustments to avoid purchases of fractional Series B Shares and ADSs from any tendering holder.
     The Expiration Date will occur at 9:30 a.m. New York City time (8:30 a.m. Mexico City time) on June 12, 2007. Purchaser may extend the U.S. Offer when it is required to do so under applicable laws and regulations. Purchaser expressly reserves the right, in its sole discretion but subject to applicable laws and regulations, to extend the period of time during which the U.S. Offer remains open. Purchaser will announce any extension, by giving written notice of such extension to the U.S. Receiving Agent and Georgeson Inc. (the “Information Agent”) and followed as promptly as practicable, but in any event by 9:00 a.m. New York City time the next business day, by public announcement thereof. During any extension, all Securities previously tendered in the U.S. Offer and not withdrawn will continue to be deemed tendered in the U.S. Offer, subject to the rights of a tendering holder to withdraw its Securities in accordance with the terms of the U.S. Offer to Purchase.
     No subsequent offering period is contemplated following the expiration of the initial offering period of the U.S. Offer in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended.
     The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the U.S. Offer to Purchase and is incorporated herein by reference.
     Tenders of Securities made pursuant to the U.S. Offer are irrevocable, except that Securities tendered pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date and, unless they previously have been accepted for payment pursuant to the U.S. Offer, may be withdrawn at any time after July 12, 2007. For a withdrawal of tendered Securities to be effective, a written or facsimile transmission notice of withdrawal, in either case with original signature, must be timely received by the U.S. Receiving Agent at its address set forth on the back cover of the U.S. Offer to Purchase, and must specify the name of the person who tendered the Securities to be withdrawn, the number of Securities to be withdrawn and the name of the registered holder of the Securities, if different from that of the person who tendered such Securities. For a withdrawal of tendered Securities to be effective, a signed notice of withdrawal must be received by the U.S. Receiving Agent prior to the Expiration Date. The signature on a notice of withdrawal must be guaranteed if a signature guarantee was required on the original ADS Letter of Transmittal. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs, the name of the registered holder (if different from that of the tendering Security holder) and the serial numbers shown on the particular ADRs evidencing the ADSs to be withdrawn or, in the case of Securities tendered by book-entry transfer, the name and participant number at DTC or Indeval, as the case may be, to be credited with the withdrawn Securities. Withdrawals may not be rescinded, and Securities withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, withdrawn Securities may be re-tendered by again following one of the procedures described in the U.S. Offer to Purchase, as applicable, at any time prior to the Expiration Date.

     The U.S. Offer to Purchase and the related ADS Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the U.S. Offer.
     Purchaser has requested that Asur furnish, and Asur has agreed to furnish to Purchaser, security position listings of the ADSs for the purpose of disseminating the U.S. Offer to holders of the ADSs. The U.S. Offer to Purchase and the related ADS Letter of Transmittal will be mailed to record holders of the ADSs that may be tendered in the U.S. Offer. Also, these materials will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on Asur’s security position listing or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of such ADSs, as well as the Series B Shares.
     Any inquiries a holder may have with respect to the U.S. Offer and requests for additional copies of the U.S. Offer to Purchase or the related ADS Letter of Transmittal, Share Form of Acceptance and Notice of Guaranteed Delivery should be addressed to the Information Agent for the U.S. Offer, at its address and telephone numbers set forth below and copies will be furnished promptly at Purchaser’s expense. A holder may also contact its broker, dealer, bank, trust company or other nominee for assistance concerning the U.S. Offer.
The Information Agent for the U.S. Tender Offer is:

17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers Call (212) 440-9800
All Others Call Toll Free (866) 574-4079
The Dealer Manager is:
Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, New York 10010-3629
U.S.: (800) 318-8219
International: (212) 538-4581
The Exclusive Financial Advisors are:

Promecap, S.C.	Credit Suisse Securities (USA) LLC
The U.S. Receiving Agent is:
The Bank of New York

By Mail: The Bank of New York	By Hand or Overnight Delivery:	For Notice of Guaranteed Delivery:
Tender & Exchange Department	The Bank of New York Tender & Exchange	(for Eligible Institutions only) By Facsimile Transmission:
P.O. Box 11248 Church Street Station New York, NY 10286-1248	Department — 11 West 101 Barclay Street Receive and Deliver Window	212-815-6433 To Confirm Facsimile Transmission Only:
	— Street Level New York, NY 10286	212-815-6212

May 14, 2007